 Second Sight Medical Products, Inc.

Filed Pursuant to Rule 424(b)(5)

Registration No. 333-221228

PROSPECTUS SUPPLEMENT

(to Prospectus dated October 31, 2017)

This prospectus supplement supplements our prospectus supplement dated October 30, 2017 relating to our At Market Issuance Sales Agreement with B. Riley FBR Capital Markets, and H.C. Wainwright & Co., LLC or collectively, the Agents. Please see the “Explanatory Note” contained herein.

Investing in our common stock involves a very high degree of risk. See under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2019, and in the other documents incorporated by reference into this prospectus supplement and the accompanying prospectus for a discussion of the factors you should carefully consider before investing in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying base prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus Supplement dated April 27, 2020

EXPLANATORY NOTE

On October 30, 2017, we entered into an at market issuance sales agreement (the “ATM Agreement”) with B. Riley FBR Markets and H.C. Wainwright & Co. LLC (the “Agents”), providing for the sale from time to time of shares of our common stock, no par value, having an aggregate offering price of up to $13,648,000 (the “Offering Amount”). Upon our delivery of a placement notice and subject to the terms and conditions of the ATM Agreement, the Agents would sell the common stock by methods deemed to be an “at the market” offering as defined in Rule 415 promulgated under the Securities Act of 1933, as amended, including sales made directly on the New York Stock Exchange American market, on any other existing trading market for the common stock or to or through a market maker other than on an exchange.

We are filing this prospectus supplement to inform investors that we and the Agents have terminated the ATM Agreement, effective April 24, 2020.